Exhibit 10.1

                                   AGREEMENT

         This Agreement is made February 28, 1997, to be effective as of October 1, 1996, between KMS Industries, Inc., a Delaware corporation ("Company") and Patrick B. Long ("Executive").

                                  BACKGROUND

         A. Company is engaged in protracted litigation with the United States Government to recover substantial amounts due the Company. As a result of the litigation, Company is in difficult financial circumstances and lacks funds with which to carry on its activities.

         B. Executive and Company are parties to an Employment Agreement dated December 29, 1995 ("Employment Agreement") providing for Executive's employment with Company through December 31, 1996.

         C. Effective October 1, 1996, Company was unable to meet its salary obligations to Executive under the Employment Agreement, triggering a severance obligation to Executive under the Employment Agreement.

         D. In order to permit the Company to be able to press its claims against the Government and otherwise continue operations, Executive has continued to provide services to Company without compensation, and has also advanced the sum of $27,500 to the Company.

         E. The parties wish to enter in arrangements which will provide financial relief to Company, and which will induce Executive to continue to perform services on behalf of Company.

THEREFORE, it is hereby agreed as follows:

         1. Cash Advances. Company acknowledges receipt of the following cash advances from Executive as of the dates indicated:

        $10,000            December 6, 1996

        $10,000            January  7, 1997

         $7,500            January 27, 1997

Executive is not obligated to provide any further cash advances to Company, but in the event of such advances, the amount and date thereof shall be endorsed on an attachment to this Agreement. All amounts advanced under this Section are referred to as "Cash Advances." Cash Advances shall bear interest at the rate of 12% per annum from the date of advance to the date of payment.

         2. Temporary Waiver of Contractual Payments Due Executive. Company acknowledges the following obligations to Executive, and Executive agrees to defer payment thereon as set forth in Section 3:

         An obligation in the amount of $120,000 which became due October 1, 1996 pursuant to Section 8 of the Employment Agreement.

         Unpaid salary for the period commencing October 1, 1996 until termination of Executive's employment, at the rate of $7,500 per month.

         The amounts accrued or accruing under this Section, and the estimated tax withholdings which will accrue if and when the amounts are paid to Executive shall be recorded as liabilities on the Company's books. Such amounts, net of tax withholdings, are referred to as the "Deferred Obligations." Deferred Obligations shall bear interest at the rate of 12% per annum from the date the obligation was due until the date of payment.

         3. Repayment of Cash Advances and Deferred Obligations. Cash Advances and Deferred Obligations, together with accrued interest, will be paid to Executive as soon as practicable after Company has the resources with which to make the payments. Partial payments shall be applied first to interest, then to principal of the Cash Advances, and then to principal of the Deferred Obligations. In any event, the Cash Advances and Deferred Obligations, together with accrued interest, shall become fully due and payable on December 31, 1997.

         Provided further that upon any default or violation of the terms of this Agreement by Company, all or any part of the indebtedness owed by Company hereunder shall, at the option of Executive, become immediately due and payable without notice or demand. If a voluntary or involuntary case in bankruptcy, receivership, or insolvency is at any time instituted by or against Company, or if any levy, writ of attachment, garnishment, execution, or similar process is issued or placed on any property of Company, then all such indebtedness shall automatically become immediately due and payable, without notice or demand.

         4.  Security for Repayments.

         (a) Company hereby grants to Executive a security interest in all of its assets, tangible and intangible, in favor of Executive to secure Company's obligations hereunder.

         (b) Company and another senior executive are entering into a corresponding agreement containing the same substantive terms and conditions. The security interests created under such other agreement and under this Agreement shall be in pari passu in all respects and shall be enforced concurrently.

         5. Adjustment to Options and Warrants. As an inducement to Executive to continue to agree to the provisions hereof and continue to perform services for Company, Company agrees that the exercise price of all existing options and warrants held by Executive to purchase Company Common Stock is hereby changed to $.07 per share, the estimated current market price of Company Common Stock.

         6. Stock Purchase. In accordance with the terms of the Stock Purchase Agreement attached as Exhibit A, Company shall issue to Executive, and Executive agrees to purchase, 100,000 shares of Company Common Stock at a price of $.07 per share.

         7. Continued Services. In consideration of the foregoing, Executive agrees to continue to perform services for the Company until March
31, 1997.   Thereafter Executive may serve as an at-will employee on a month to month basis on mutually agreeable terms. The term of the Employment Agreement shall be deemed extended until March 31, 1997, subject to the arrangements set forth in this Agreement.

         Notwithstanding the foregoing provision, the Company acknowledges its obligations under Section 4 of the Employment Agreement, and agrees that such obligations shall continue beyond the term of this Agreement and the payment of such obligations will not be subject to any of the conditions set forth in Section 4 of the Employment Agreement regarding the termination of Executive's employment.

         8. Board of Directors Approval. The foregoing arrangements have been approved by the Board of Directors and determined to be in the Company's best interests at this time.

         Executed as of the date first written above.

By: /s/ Patrick B. Long         KMS INDUSTRIES, INC.
    Patrick B. Long
                                By: /s/ Terence C. Liddy
                                    TERENCE C. LIDDY, President

                                And By: /s/ Richard E. Fry
                                        RICHARD E. FRY, Independent Director